Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
STARTEK, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “Act”), StarTek, Inc. (the “Corporation”), a corporation duly organized and existing under the Act, does hereby certify that:

1.	The name of the Corporation is StarTek, Inc.

2.
The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the Act.

3.	Article IV of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE IV
Stock

The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000 shares with $.01 per share par value, all of which are designated as common stock ("Common Stock").

4.	The Certificate of Incorporation of the Corporation is hereby amended to add a new Article X which shall read in its entirety as follows:

ARTICLE X
Corporate Opportunity Waiver

A.    Except as set forth in Article X.B. below, in the event that a director designated by CSP Alpha Holdings Parent Pte Ltd (or any of its affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced to the fullest extent permitted by law, so that, as a result of such renunciation and without limiting the scope of such renunciation, such director (i) shall have no duty to communicate or present such corporate opportunity to the Corporation, (ii) shall have the right to hold any such corporate opportunity for its (and its representatives’) own account or to recommend, sell, assign or transfer such corporate opportunity to any person other than the Corporation, and (iii) shall not be in breach of the fiduciary duties of such director acting in good faith for withholding or exercising such right; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

B.    Notwithstanding the provisions of Article X.A. above, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to a director designated by CSP Alpha Holdings Parent Pte Ltd, if such opportunity is expressly offered to such director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this 19th day of June, 2018.

STARTEK, INC.

By:    /s/ Chad A. Carlson
Name:    Chad A. Carlson

Title:	President and Chief Executive Officer